Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 2, 2021 in the Registration Statement (Form S-1) and related Prospectus of Rockley Photonics Holdings Limited for the registration of 319,000 of its ordinary shares.

/s/ Ernst & Young LLP

San Jose, California

October 7, 2021